SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                       Securities and Exchange Act of 1934


         Date of Report (Date of earliest event reported): May 27, 1998


                                  CD RADIO INC.
                                  -------------
             (Exact name of registrant as specified in its charter)



           Delaware                       0-24710                52-1700207
           --------                       -------                ----------
(State or other jurisdiction of   (Commission File Number)    (I.R.S. Employer
 incorporation or organization)                              Identification No.)


      14th Floor -- 1180 Avenue of the Americas, New York, New York 10036
      -------------------------------------------------------------------
              (Address of principal executive offices) (zip code)


                                 (212) 899-5000
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              (Registrant's telephone number, including area code)


           6th Floor -- 1001 22nd Street, N.W., Washington, D.C. 20037
           -----------------------------------------------------------
         (Former name or former address, if changed since last report)

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), the Company is hereby providing cautionary statements identifying important factors that could cause the Company's actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Reform Act) made in this Current Report on Form 8-K. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "projection" and "outlook") are not historical facts and may be forward-looking. Such statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the factors discussed in Annual Report on Form 10-K for the year ended December 31, 1997, and investors should not place undue reliance on any such forward-looking statements. Among the key factors that have a direct bearing on the Company's results of operations are the potential risk of delay in implementing the Company's business plan; increased costs of construction and launch of necessary satellites; dependence on satellite construction and launch contractors; risk of launch failure; unproven market and unproven applications of existing technology; and the Company's need for substantial additional financing.

         Management cannot assess the impact of each such factor on the Company's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors.

ITEM 5.  OTHER EVENTS

         On May 27, 1998, the Company executed a Memorandum of Agreement ("MOA") with Space Systems/Loral, Inc. ("Loral"), a wholly owned subsidiary of Loral Space & Communications Ltd. The MOA sets forth the terms and conditions that will be the basis for an amendment to the existing Satellite Construction Agreement between the Company and Loral. Under terms of the MOA, Loral has assumed responsibility for the turnkey, in-orbit delivery of the Company's expanded satellite system and the Company has --- accordingly terminated its prior launch contract with Arianespace. Loral has scheduled the launch of the Company's three satellites for November 1999, December 1999, and January 2000, resulting in the scheduled commencement of operations approximately three months later than with the prior system.

         The additional satellite will enable the Company to both expand its planned channel formats and to address significant market segments that it would otherwise

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be unable to address, including the Hispanic, sports, and other markets. The additional satellite will be used to expand the Company's satellite constellation from two satellites in geosynchronous equatorial orbits with a ground spare satellite, to three satellites in geosynchronous North American orbits with a ground spare satellite.

         The expanded system will substantially increase the cost to the Company of achieving operational status as compared with its earlier planned constellation. The incremental cost of the expanded system is approximately $290 million, of which Loral Space & Communications Ltd. has assisted in arranging $145 million of financing primarily through Bank of America. There can be no assurance that the Company will be able to raise the required additional capital or as to the terms on which it would be able to do so.

         The proposed increase in the number of satellites and change in their orbital location requires approval by the Federal Communications Commission (the "FCC") to a modification of the Company's FCC license. The Company believes that the FCC will approve such modification upon the Company demonstrating that its modification will not result in additional interference to existing radio frequency users. The Company intends to file an application for such approval, including supporting technical matters, in due course and the Company expects that all necessary approvals will be obtained. There can be no assurance that such approvals will be obtained or will be obtained in a timely manner.

         A copy of the Company's press release regarding the execution of the MOA is attached hereto as an exhibit and incorporated herein by this reference.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (c)  EXHIBITS:

         (i)  Press release, dated May 28, 1998.

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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        CD RADIO INC.


Date: June 1, 1998                      By: /s/ David Margolese
                                        -----------------------
                                        David Margolese
                                        Chairman and Chief Executive Officer

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                                  EXHIBIT INDEX


       Exhibit                   Description of Exhibit
       -------                   ----------------------
         99                      Registrant's press release, dated May 28, 1998.